STORAGE TECHNOLOGY CORPORATION

                             Employment Agreement

                                 May 19, 1999


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                              TABLE OF CONTENTS

Section 1.  Position. . . . . . . . . . . . ............................ . . 1
Section 2.  Employment. .  . . . . . . . . . . . . . . . . . . . . . . . . . 1
Section 3.  Base Compensation. . . . . . . . . . . . . . . . . . . . . . . . 2
Section 4.  Incentive Bonuses. . . . . . . . . . . . . . . . . . . . . . . . 2
Section 5.  Termination of Employment; Severance Benefits. . . . . . . . . . 3
Section 5.a. Involuntary Termination . . . . .  . . . . . . . . . . . .  . . 3
Section 5.b. Voluntary Resignation; Termination for Cause. . . . . . . . . . 3
Section 5.c. Restricted Stock and Stock Options. . . . . . . . . . . . . . . 3
Section 5.d. Medical Benefits................................. . . . . . . . 4
Section 5.e. Other Benefits. . . . . . . . . . . . . . . . . . . . . . . . . 4
Section 5.f. Notice of Termination . . . . . . . . . . . . . . . . . . . . . 5
Section 6   Certain Defined Terms. . . . . . . . . . . . . . . . . . . . . . 5
Section 6.a. Cause . . . . . . . . . .. . . .. . . . . . . . . . . . . . . . 5
Section 6.b. Change of Control . . . . . . . . . . . . . . . . . . . . . . . 5
Section 6.c. Disability. . . . . . . . . . .     . . . . . . . . . . . . . . 6
Section 6.d. Involuntary Termination . . . . . . . . . . . . . . . . . . . . 6
Section 6.e. Termination Date . . . . . . . . . . . . . . . . .. . . . . . . 7
Section 7.  Limitation on Payments. . . . .  . . . . . . . . . . . . . . . . 7
Section 8.  Non-Compete; Non-Solicit. . .  . . . . . . . . . . . . . . . . . 8
Section 9.  Employee Benefit Programs. . . . . . . . . . . . . . . . . . . . 9
Section 10. Successors. . . . . . . . . . . . . . . . . . .. . . . . . . . . 10
Section 10.a Company's Successors . . . . . . . . . . . . . . . . . . . . .. 10
Section 10.b. Employee's Successors . .  . . . . . . . . . . . . . . . . . . 11
Section 11. Miscellaneous Provisions. . . . . . .  . . . . . . . . . . . . . 11
Section 11.a. Withholding. . . . . . . . . . . . . ....... . . . . . . . . . 11
Section 11.b. Confidentiality Agreement. . . . . . . . . . . . . . . . . . . 11
Section 11.c. Stock Ownership Guidelines . . . . . . . . . . . . . . . . . . 11
Section 11.d. Notice. . . . . . . . . . . . . . . . . . . . . . . .  . . . . 11
Section 11.e. Amendment or Modification. . . . . . . . . . . . . . . . . . . 12
Section 11.f. Assignment. . . . . . . . . . . . . . . . . . . . . . .  . . . 12
Section 11.g. Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . 12
Section 11.h. Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . 12
Section 11.i. Severability. . . . . . . . . . . . . . . .. . . . . . . . . . 13
Section 11.j. Entire Agreement. . . . . . . . . . . . . . . . . .. . . . . . 13
Section 11.k. Knowledge and Representation . . . . . . . . . . . . . . . . . 14
Schedule 1  Option Summary . . . . . . . . . . . . . . . . . . . . . . . . . 15
Exhibit A   Form of Settlement and Release. . . . . . . . . . . .  . . . . . 16


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                             EMPLOYMENT AGREEMENT


This Employment Agreement (the "Agreement") is entered into as of May 19, 1999 (the "Effective Date") by and between Storage Technology Corporation (the "Company"), a Delaware corporation, and David E. Weiss (hereinafter, "you" or "your") and sets forth the terms and conditions of your employment with the Company. Previously, you and the Company entered into an agreement dated June 24, 1996 concerning your employment with the Company, which was for a term of three years and terminated on May 21, 1999. This Agreement shall replace and supersede such agreement and all prior agreements between you and the Company concerning the subject matter hereof. In consideration of your employment by the Company on the terms and conditions set forth below, and the mutual covenants and agreements contained herein, you and the Company agree as follows:

      1. Position. During the Term (as defined below), you will be employed full-time by the Company in the position of Chairman of the Board of Directors, President and Chief Executive Officer of the Company and shall report directly to the Company's Board of Directors (the "Board"). In such capacity, you will perform the duties and level of responsibilities as in effect on the Effective Date, or such higher level of duties and responsibilities as may be assigned by the Board from time to time, and such duties and responsibilities normally inherent in such capacities in corporations of similar size and character. During the Term, you shall devote your entire working time, attention and energies to the business of the Company and shall be bound by the Company's Corporate Policies and Practices from time to time in effect during the Term (as defined in Section 2, below). You shall not engage in any other business or personal activity or activities that require services by you that may conflict with the proper performance of your duties hereunder.

      2. Employment. The terms of this Agreement shall terminate one year after the Effective Date ("Term"); provided, however, that until such time as notice of non-renewal or termination of the Agreement is given by either you or the Company to the other party, ninety days or more prior to expiration of the existing term of your or its decision not to renew, the Term and this Agreement shall automatically be renewed for subsequent one-year terms; provided
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further that in no event shall the Term and this Agreement be so extended to a date more than five years from the Effective Date. A termination of this Agreementpursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the Term or the terms and conditions of any confidentiality agreement between you and the Company, as described in Section 11.b, below.

      3. Base Compensation. For your services during the Term, the Company will pay you a base salary at the annualized rate equal to $750,000. Such salary shall be paid periodically in accordance with the normal payroll practices of the Company in effect from time to time during the Term, less any withholding taxes as set forth in Section 11.a, below. The amount of your base salary may be increased by the Board from time to time during the Term, and may be reduced if the Board requires a decrease in base salary for all corporate officers and you expressly consent in writing to such decrease, or as may be mutually agreed upon by you and the Company (such annualized base salary as may be adjusted from time to time by the Board is referred to in this Agreement as "Base Salary").

      4. Incentive Bonuses. The Company currently maintains a Management By Objective Bonus Program (the "MBO Program") as may be modified from time to time. During the Term, you shall be eligible to receive bonuses under the terms and conditions of the MBO Program approved by the Board and, or the Human Resources and Compensation Committee of the Board, based upon the achievement of pre-established financial and other performance goals. During the Term, you shall be eligible to receive a bonus under the MBO Program equal to 95% of your Base Salary at the target level of performance. The amount of your target bonus may be increased by the Board from time to time during the Term, and may be reduced if the Board requires a decrease in target bonus for all corporate officers and you expressly consent in writing to such decrease, or as may be mutually agreed upon by you and the Company (such annualized target bonus as may be adjusted from time to time by the Board is referred to in this Agreement as "Target Bonus"). Any payments under the MBO Program shall be made in accordance with the provisions of, and under the conditions contained in, the MBO Program.

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      5.    Termination of Employment; Severance Benefits.

            a. Involuntary Termination. If your employment terminates as a result of an Involuntary Termination other than for Cause (as defined in Section 6 below), you shall be entitled to receive a severance payment equal to the sum of (i) two times your Base Salary for the fiscal year then in effect, plus (ii) two times your Target Bonus for the fiscal year then in effect, whether or not such bonus would otherwise be payable (or, if no Target Bonus is in effect for such year, the highest Target Bonus in the three preceding fiscal years); provided, that in the event of an Involuntary Termination upon a Change of Control (as defined in Section 6.b below), you shall be entitled to receive a severance payment equal to the sum of (i) three times your Base Salary for the fiscal year then in effect, plus (ii) three times your Target Bonus, whether or not such bonus would otherwise be payable (or, if no Target Bonus is in effect for such year, the highest Target Bonus in the three preceding fiscal years). Any severance payments to which you become entitled pursuant to this Section 5.a shall be paid to you (or your estate or beneficiary in the event of your death) in a lump sum within thirty calendar days of your Termination Date and shall be paid contingent upon your execution and delivery to the Company of a Settlement and Release Agreement substantially in the form attached hereto as Exhibit A.

            b. Voluntary Resignation; Termination For Cause. If you voluntarily resign from the Company (other than as an Involuntary Termination), or if the Company terminates your employment for Cause, then you shall not be entitled to receive any severance or other benefits except for those benefits, if any, as may then be established under then existing benefits plans at the time of your resignation or termination.

            c. Restricted Stock and Stock Options. (i) In the event you are entitled to receive severance pursuant to Section 5.a, then, in addition to such severance, all unvested stock options granted to you under the Company's stock option plans (or under any successor company's stock option plans) on or after the Effective Date shall vest and become exercisable in full, and the Company's right to repurchase any shares of restricted stock purchased under any of the Company's stock plans on or after the Effective Date shall terminate and all such stock shall become fully vested. In addition, any stock options granted to you by the Company
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on or after the Effective Date, and the stock options granted to you by the Company prior to the Effective Date and identified in Schedule 1 attached hereto, shall remain exercisable for a twelve-month period following the Termination Date, subject to the original terms of such options.

                  (ii) In the event of an Involuntary Termination upon a Change of Control, all unvested stock options granted to you under the Company's stock option plans prior to the Effective Date shall vest and become exercisable in full, subject to the original terms of such options, and the Company's right to repurchase any shares of restricted stock purchased under any of the Company's stock plans prior to the Effective Date shall terminate and become fully vested.

            d. Medical Benefits. In the event you are entitled to receive severance pursuant to Section 5.a, then, in addition to such severance, the Company shall pay you a lump sum payment in an amount that the Company reasonably determines to represent the estimated cost that you may incur to extend for a twenty-four month period under the COBRA continuation laws the medical coverage for you and your dependents in effect on the Termination Date. Such payment may be used for such continuation coverage or for any other purpose.

            e. Other Benefits. In the event you are entitled to severance pursuant to Section 5.a, then, in addition to such severance, for a period of twenty-four months after the Termination Date, the Company shall continue to provide you with (i) life and disability insurance benefits as in effect as of the Termination Date, or such comparable benefits as the Company may, in its sole discretion, determine to be sufficient to satisfy its obligations to you under this Agreement; and (ii) the allowance for financial and tax and estate planning services in effect on the Termination Date. Notwithstanding the foregoing, if you become covered under any life or disability insurance plan provided by a subsequent employer, then the amount of coverage required to be provided by the Company hereunder shall be reduced by the amount of coverage provided by the subsequent employer's insurance plans.

            f. Notice of Termination. Any termination (of your employment with the
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Company  other than by reason of your  Death)  shall be  communicated  by a notice of termination given to the other in accordance with Section 11.d of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date.

      6.    Certain Defined Terms.

            a. Cause. "Cause" means any of the following: (i) willful failure to perform your duties and responsibilities as President and Chief Executive Officer; (ii) your willful breach of any provision of this Agreement; (iii) your willful breach of any other written agreement between you and the Company; (iv) gross negligence or dishonesty in the performance of your duties hereunder; (v) your willful violation of any of the Corporate Policies and Practices as in effect from time to time; (vi) you engaging in conduct or activities that materially conflict with the interests of or injure the Company, or materially interfere with your duties owed to the Company; (vii) your refusal to comply with or material neglect of instructions received from the Board; and (viii) your conviction (including any plea of guilty or nolo contendered) for a felony or a crime.

            b. Change of Control. "Change of Control" means the occurrence of any of the following events:

                  (i) The acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company, of the "beneficial ownership" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                  (ii) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining
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outstanding or by being converted
into voting securities of the surviving entity (including the parent corporation of such surviving entity)) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Company of a plan of complete liquidation of the Company, or the sale or disposition by the Company of all or substantially all the Company's assets.

       c. Disability. "Disability" means that you have been unable to substantially perform your duties under this Agreement as the result of your incapacity due to physical or mental illness for a period of twenty-six weeks, consecutive or otherwise, after its commencement.

       d. Involuntary Termination. "Involuntary Termination" means any of the following: (i) termination of your employment by the Company which is not effected for Cause; (ii) termination of your employment with the Company by reason of your death or Disability; (iii) during the twenty-four month period following a Change of Control, termination of your employment for any reason other than for Cause; (iv) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 10 below; (v) without your express written consent, your relocation to a facility or a location more than 50 miles from the Company's principal business offices located in Louisville, Colorado; (vi) without your express written consent, a reduction in your Base Salary and Target Bonus as in effect immediately prior to such reduction; or (vii) without your express written consent, a significant reduction of your duties, authority or responsibilities relative to your duties, authority and responsibilities as in effect immediately prior to such reduction.

       e. Termination Date. "Termination Date" means any of the following: (i) the date on which the Company delivers to you a written notice of termination or such later date, not to exceed ninety days, specified in the notice of termination; (ii) in the event the Term ends by reason of your death or Disability, the date of death or determination of Disability; and (iii) in the event this Agreement is terminated by you, the date on which you deliver a written notice of termination to the Company, or such later date in accordance with Section 2, above. Any notice of termination shall specify the provision(s) in this Agreement claimed to provide a basis for
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termination.

 7. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then such severance and other benefits shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company agree otherwise in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"). Such determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

 8.    Non-Compete; Non-Solicit.

       a. Each of the parties hereto recognize that your services are special and unique and that the level of compensation and the other provisions herein for compensation and benefits are partly in consideration of and conditioned upon your agreement not to compete with the Company, and that your covenant not to compete or solicit as set forth in this Section during and after the Term is essential to protect the business and good will of the Company.
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       b. You agree  that  during the Term and for a period  ending  twenty-four months following the Termination Date (the "Covenant Period"), you will not either directly or indirectly, engage in any activity in competition with any product, service or other activity of the Company (said competing products, services or activities to be determined and identified at the Company's reasonable discretion at the Termination Date, which may include businesses or markets that the Company has expressed its intent to enter), or harmful or contrary to the interests of the Company, including, but not limited to: accepting employment with or serving as a consultant or advisor or director to any employer that is in competition with the Company or acting against the
interests  of  the  Company;   or  disclosing  or  misusing  any   confidential,
proprietary or material information concerning the Company (such information includes, without limitation, information regarding the Company's operations, its products and services, product designs, business plans, strategic plans, marketing and distribution plans and arrangements, customers, and financial statements, budgets and forecasts, and employee names, titles, compensation, skills and performance); or participating in any hostile takeover attempt of the Company.

       c. You agree that during the Covenant Period, you will not, either directly or indirectly: (i) induce or attempt to influence any employee of the Company to leave his/her employ with the Company; (ii) solicit or encourage then-current employees of the Company to apply for employment with any person or entity with which you are employed or with which you intend to become employed, or in which you have or intend to have a financial interest, as a consultant, recruiter, independent contractor or otherwise, or in which you have a substantial financial or equity interest; or (iii) provide to any other person or entity the names of any employee who is employed by the Company on the Termination Date. For purposes of this Section, the term "Company" shall mean and include the Company, any subsidiary or affiliate of the Company, any successor to the business of the Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity for which you may serve as a director, officer or employee at the request of the Company or any successor of the Company.

       d. You agree that the Company would suffer an irreparable injury if you were to
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breach  the  covenants  contained  in  Sections  8.b or 8.c and that the
Company would by reason of such breach or threatened breach be entitled to injunctive relief in a court of appropriate jurisdiction and you hereby stipulate to the entering of such injunctive relief prohibiting you from engaging in such breach.

       e. If any of the restrictions contained in this Section 8 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions thereof, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce this Section 8 in its reduced form for all purposes in the manner contemplated hereby.

 9.    Employee Benefit Programs.

       a. You shall be eligible to participate in the employee and executive benefit programs maintained by the Company, including (without limitation) any qualified or non-qualified retirement plans or programs, savings and profit-sharing plans, stock option, restricted stock and other equity plans, bonus plans, deferred compensation plans, life, short-term and long-term disability, medical, accident and other insurance programs, paid vacations in accordance with the policy for executive officers as may be in effect from time to time, and similar plans or programs, subject in each case to the generally applicable terms and conditions of any such plan or program and to the sole determination of the Board, or any committee of the Board, or other committee administering such plan or program. During the Term of this Agreement (and thereafter pursuant to Section 5.e), the Company shall provide you with (i) life insurance coverage in an amount equal to $5 million and a medical benefits program with a supplemental payment coverage of $15,000 per year, which benefits will be provided to you in addition to the programs maintained for other employees; (ii) an annual reimbursement for financial and tax and estate planning expenses incurred by you in an amount not to exceed 1% of your Base Salary; and (iii) the various executive officer perquisites to the extent the Company continues to offer them from time to time.

       b. Stock option, restricted stock or other equity benefits, if any, shall be awarded
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pursuant to the terms and  conditions of the Company's  equity plans for employees, as may be in effect from time to time. The Company's 1995 Equity Participation Plan, as amended, provides that stock option and stock appreciation rights may be subject to forfeiture and any option gain may be payable by you to the Company during a period specified in the plan in the event you may engage in activities that are in competition with the Company following your termination. You are encouraged to carefully review the terms of the plan and any other equity plans that may be in effect from time to time, and any stock option agreements in their entirety.

 10.   Successors.

       a. Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and assets which executes and delivers the assumption agreement described in this Section or which becomes bound by the terms of this Agreement by operation of law.

       b. Employee's Successors. The terms of this Agreement and all your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

 11.   Miscellaneous Provisions.

       a. Withholding. All payments to you pursuant to this Agreement shall be subject to withholding of all amounts required to be withheld by applicable Internal Revenue Service and State tax authorities by the Company and shall be conditioned upon your submission of all information or execution of all instruments necessary to enable the Company to comply with such withholding requirements.
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       b. Confidentiality Agreement. As a condition of your employment, you have executed the Company's standard form of confidential inventions and trade secrets agreement. You hereby reaffirm that during the Term and thereafter you will comply with all provisions of such agreement and agree that you will enter into such modifications or amendments thereof as the Company may reasonably request from time to time.

       c. Stock Ownership Guidelines. During the Term, you agree to comply with the corporate officer stock ownership guidelines approved by the Board or any committee of the Board, as may be amended from time to time.

       d. Notice. Any notice required to be given under this Agreement shall be given in writing, either by personal delivery or by causing such written notice to be mailed, first class postage prepaid, in the United States mail, to the parties at the addresses set forth below, or at such other address for a party as shall be specified by like notice, provided that notices of change of address shall be effective only upon receipt thereof.

       Company:    Storage Technology Corporation
                   One StorageTek Drive
                   Louisville, Colorado 80028
                   Attention:  General Counsel
       Executive:  David E. Weiss
                   6900 Pawnee Way
                   Longmont, Colorado 80503

       e. Amendment or Modification. This Agreement may not be amended or modified and no provision shall be waived unless agreed to in writing and signed by you and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of any other provision or condition at another time.

       f. Assignment. The rights of any person to payments or benefits under this

Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section shall be void. The Company may assign its rights under this Agreement to an affiliate.

       g. Governing Law. This Agreement is entered into in accordance with, and shall be interpreted pursuant to the provisions of, the laws of the State of Colorado.

       h. Arbitration. Any controversy or claim arising between you and the Company including, without limitation, any claims, demands or causes of action alleging wrongful discharge; unlawful discrimination based on sex, age, race, national origin, disability, religion or other unlawful basis; breach of contract; or any claims seeking damages under any federal, state or local law, rule, regulation or common law theory; but excluding any claims by you for worker's compensation or unemployment compensation, and excluding any claims by the Company for injunctive relief (for instance, for breach of confidentiality, breach of a covenant not to compete, violation of trade secrets, or unfair competition), shall be resolved by final and binding arbitration. By signing below, the Employee voluntarily waives any right to submit claims to a judge or jury in either state or federal court. The arbitration shall be held in Denver, Colorado, or elsewhere by mutual agreement. The selection of the arbitrator and procedure shall be governed by the Employment Arbitration Rules of the American Arbitration Association, as amended. The arbitrator shall be someone with a minimum seven years of employment law background and from the AAA Commercial Arbitration Panel or, if both parties agree, the Judicial Arbiters Group. The arbitrator shall apply the applicable substantive law to any claim; for any state law claim or damages issues, the law of Colorado shall govern, including but not limited to the provisions of C.R.S. Sections 13-21-102(5). Judgment upon an award rendered by an arbitration may be entered by any court having jurisdiction. The Company will pay the cost normally associated with the arbitration, including the arbitrator's fee and any fee for a hearing facility. Following resolution of all claims between the parties in an arbitration proceeding, if the arbitrator so determines, the Company shall reimburse you for all reasonable legal fees and expenses that you incurred in connection with a successful claim to enforce your rights under this Agreement.

       i. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect in accordance with their terms.

       j. Entire Agreement. This Agreement, together with the other agreements referenced herein, embody the entire agreement between the parties relating to the subject matter hereof, and supersede all previous agreements or understandings, whether oral or written.

       k. Knowledge and Representation. By signing below, you acknowledge that the terms of this Agreement have been fully explained to you, that you understand the nature and extent of the rights and obligations provided under this Agreement, and the you have been encouraged to and have had an opportunity to consult legal counsel prior to signing this Agreement.

      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer or representative, as of the day and year first above written.

STORAGE TECHNOLOGY CORPORATION



By:    /s/ Robert E. Lee
       -----------------------------
Title: Chairman of the Human Resources
       and Compensation Committee

EMPLOYEE

/s/ David E. Weiss
------------------
David E. Weiss

                        STORAGE TECHNOLOGY CORPORATION

                                  SCHEDULE 1


   Grant Number           Grant Date          #Shares           Exercise Price
_______________________________________________________________________________
     910030                08/01/91            2,400              $24.500
     960050                12/10/96           70,830              $24.250
     960051                12/10/96           38,138              $24.250
     960855                02/05/98           80,402              $30.313
     PF0026                02/05/98           34,458              $30.313
     961753                02/05/99           89,840              $37.063
     PF0121                02/05/99           38,503              $37.063

                                   EXHIBIT A

                            SETTLEMENT AND RELEASE


1. In exchange for payment of salary (in the amount of ________) and bonus (in the amount of _________) to ___________ ("Employee"), by Storage Technology Corporation ("Company") and other good and valuable consideration, Employee hereby irrevocably and unconditionally releases and discharges the Company, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns (separately and collectively, "releasees") jointly and individually, from any and all claims, known or unknown, which he/she, his/her heirs, successors or assigns have or may have against releasees and any and all liability which releasees may have to him/her whether denominated claims, demands, causes of action, obligations, damages, or liabilities arising from any and all bases, however denominated, including but not limited to, any claims of discrimination under the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act, the Rehabilitation Act, the Family Medical Leave Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 or any federal or state civil rights act, claims for wrongful discharge, breach of contract, or for damages under any other federal, state or local law, rule or regulation, or common law under any theory; provided, however, that this release does not affect (1) any claims for benefits which have vested or shall vest on or before the effective date of this Settlement and Release ("Release") under any of the Company's benefit plans; (2) any claims for indemnification for acts of Employee which have occurred or may occur as an officer or employee of the Company; or (3) any claims which may arise after the execution of this Release. This release specifically excepts any claim Employee may wish to make for unemployment compensation, and the Company agrees not to contest any claim made by Employee for unemployment compensation. This release is for any relief, no matter how denominated, including, but not limited to, back pay, front pay, compensatoy damages, punitive damages, or damages for pain and suffering. Employee further agrees that he/she will not file or permit to be filed on his/her behalf any such claim, will not permit himself/herself to be a member of any class seeking relief against the releasees and will not counsel or assist in the prosecution of claims against the releasees, whether those claims are on behalf of himself/herself or others, unless he/she is under a court order to do so.

2. Employee agrees that by signing this Release, he/she is giving up the right to sue for age discrimination, and that under this Release Employee shall receive consideration to which he/she is not otherwise entitled, and would not receive but for his/her release of rights under the ADEA. Employee has up to twenty-one (21) days after delivery of this Release to consider whether to sign this Release. Employee agrees that, after he/she has signed and delivered this Release to the Company, this Release will not be effective or enforceable until the end of a seven (7) day revocation period beginning the day after the Employee signs this Release, and that Employee will not receive the severance payment due under the Employment Agreement until this seven-day period has expired. During this seven-day period, Employee may revoke this Release, without reason and in his/her sole judgment, but he/she may do so only by delivering a written statement of revocation to the Company to the attention of General Counsel. If the Company does not receive a written statement of revocation from Employee by the end of the revocation period, then this Release will become legally enforceable and Employee may not thereafter revoke this Release.

3. Employee agrees that this Release shall be governed by federal law and the internal laws of the State of Colorado, irrespective of the choice of law rules of any state.


ACKNOWLEDGMENT:

Employee's signature below acknowledges that he/she has read this document fully, that he/she understands and agrees to its contents, that he/she understands that it is a legally binding document, and that he/she has been advised to consult a lawyer of his/her choosing before signing this Release, and has had the opportunity to do so.



--------------------------        -----------------------------------
Date                                    EMPLOYEE





This Release presented to Employee on __________________________.